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Exhibit (a)(1)(i)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
SJW Group
at
$68.25 Net Per Share
by
WALTZ ACQUISITION SUB, INC.
a wholly owned subsidiary of

CALIFORNIA WATER SERVICE GROUP

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 3, 2018, UNLESS THE OFFER IS EXTENDED.

        The Offer (as defined below) is being made by Waltz Acquisition Sub, Inc. (the "Purchaser"), a wholly owned subsidiary of California Water Service Group ("California Water"). The Purchaser is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of SJW Group ("SJW"), at a price of $68.25 per share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related letter of transmittal that accompanies this Offer to Purchase (the "Letter of Transmittal"). This Offer to Purchase and the Letter of Transmittal, together with any amendments or supplements thereto, collectively constitute the "Offer."

        Consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by California Water and its subsidiaries, represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the "Minimum Tender Condition"); (ii) the Agreement and Plan of Merger, dated as of March 14, 2018, as amended (the "CTWS Merger Agreement"), by and among SJW, Hydro Sub, Inc., a wholly owned subsidiary of SJW ("Merger Sub"), and Connecticut Water Service, Inc. ("CTWS"), and the Voting and Support Agreements by and among SJW and each of the stockholders that are a party thereto as referenced in the CTWS Merger Agreement having been validly terminated in accordance with their respective terms (the "Termination Condition"); (iii) the board of directors of SJW (the "SJW Board") having approved the Offer under Section 203 of the Delaware General Corporation Law ("DGCL") or the Purchaser being satisfied, in its reasonable discretion, that Section 203 of the DGCL is inapplicable to the Offer (the "Section 203 Condition"); (iv) the approvals required by the California Public Utilities Commission ("CPUC") and the Public Utility Commission of Texas ("TPUC") shall have been obtained (the "State Regulatory Condition"); and (v) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") having expired or been terminated (the "HSR Condition"). See "The Offer—Section 14—Conditions of the Offer" for a list of all conditions to the Offer.

        Consummation of the Offer is not conditioned upon any financing arrangements or subject to a financing condition.

        Subject to applicable law, California Water and the Purchaser reserve the right to amend the Offer in any respect (including amending the offer price). In addition, in the event that California Water enters into a merger agreement with SJW and such merger agreement does not provide for a tender offer, California Water and the Purchaser reserve the right to terminate the Offer, in which case the Shares would, upon consummation of such merger, be converted into the consideration negotiated by California Water, the Purchaser and SJW and specified in such merger agreement.

        This transaction has not been approved or disapproved by the Securities and Exchange Commission ("SEC") or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the transaction or upon the accuracy or adequacy of the information contained in the Offer to Purchase. Any representation to the contrary is a criminal offense.

        You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares into the Offer. In connection with this Offer, Innisfree M&A Incorporated is the Information Agent and Computershare Trust Company, N.A. is the Depositary.

June 7, 2018

 IMPORTANT

        Any stockholder of SJW who desires to tender all or a portion of such stockholder's Shares in the Offer should either (i) complete and sign the accompanying Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal together with the certificates representing tendered Shares and all other required documents to Computershare Trust Company, N.A., the depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in "The Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares" or (ii) request that such stockholder's broker, dealer, commercial bank, trust company or other nominee effect the transaction for such stockholder. Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

        Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in "The Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares." Shares delivered pursuant to the guaranteed delivery procedure will not be included in the determination of whether the Minimum Tender Condition has been satisfied.

        Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and all other related materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at Purchaser's expense. Additionally, this Offer to Purchase, the related Letter of Transmittal and other materials relating to the Offer may be found at http://www.sec.gov.

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

 SUMMARY TERM SHEET

        Waltz Acquisition Sub, Inc. (the "Purchaser"), a wholly owned subsidiary of California Water Service Group ("California Water"), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of SJW Group ("SJW"), at a price of $68.25 per Share, net to the seller in cash (the "Offer Price"), without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related letter of transmittal that accompanies this Offer to Purchase (the "Letter of Transmittal"). This Offer to Purchase and the Letter of Transmittal, together with any amendments or supplements thereto, collectively constitute the "Offer." The following are some of the questions you, as a SJW stockholder, may have and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. We have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below.

        The information concerning SJW contained herein and elsewhere in this Offer to Purchase has been taken from or is based upon publicly available documents or records of SJW on file with the SEC or other public sources at the time of the Offer. California Water and the Purchaser have not independently verified the accuracy and completeness of such information. California Water and the Purchaser have no knowledge that would indicate that any statements contained herein relating to SJW taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect.

        In this Offer to Purchase, unless the context requires otherwise, the terms "we," "our" and "us" refer to California Water and its subsidiaries, collectively.

Who is offering to buy my securities?

        The Purchaser, Waltz Acquisition Sub, Inc., is a Delaware corporation formed for the purpose of making this Offer to acquire all of the outstanding Shares of SJW. The Purchaser is a wholly owned subsidiary of California Water, a Delaware corporation. California Water began operations in 1926 and provides regulated and non-regulated water service to nearly two million people in California, Washington, New Mexico, and Hawaii. See "The Offer—Section 9—Certain Information Concerning California Water and the Purchaser."

What securities are you offering to purchase?

        We are offering to acquire all of the outstanding Shares. We refer to one share of SJW common stock as a "share" or "Share." See "Introduction."

How much are you offering to pay for my Shares, and what is the form of payment?

        We are offering to pay $68.25 per Share net to you, in cash, without interest and less any required withholding taxes. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not be required to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, it may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See "Introduction."

Why are you making the Offer?

        We are making the Offer because we want to acquire control of, and ultimately acquire the entire equity interest in, SJW while allowing SJW stockholders an opportunity to receive the Offer Price upon the satisfaction of certain conditions by tendering their Shares into the Offer. If the Offer is consummated, we intend to complete a second-step merger with SJW in which SJW will become a wholly owned subsidiary of California Water and all outstanding Shares that are not purchased in the Offer (other than Shares held by stockholders who perfect their appraisal rights) will be exchanged for an amount in cash per Share equal to the Offer Price, without interest and less any required withholding taxes (as further described herein, the "Proposed Merger"). See "The Offer—Section 12—Purpose of the Offer and the Proposed Merger; Plans for SJW; Statutory Requirements; Approval of the Proposed Merger."

How does the Offer relate to the announced merger between SJW and Connecticut Water Service ("CTWS")?

        On March 15, 2018, SJW and CTWS announced that they had entered into an agreement and plan of merger pursuant to which CTWS would merge with a wholly-owned subsidiary of SJW (the "Proposed CTWS Merger"). Under the terms of the agreement, each share of common stock, without par value, of CTWS (each, a "CTWS Common Share"), other than CTWS Common Shares directly or indirectly owned by Merger Sub, CTWS or any of their respective subsidiaries (in each case, other than any CTWS Common Shares held on behalf of third parties), will be converted into the right to receive 1.1375 SJW Shares. SJW stockholders would continue to retain their SJW shares after the Proposed CTWS Merger. According to the preliminary joint proxy statement/prospectus included in the registration statement on Form S-4 filed by SJW (the "SJW/CTWS Proxy Statement"), as a result of the Proposed CTWS Merger, SJW stockholders would own approximately 60% of the combined company. SJW, however, is permitted, pursuant to the terms of the agreement, and subject to certain conditions, to terminate the agreement in order to enter into a definitive agreement for a superior proposal made by another party.

        The valid termination of the merger agreement between CTWS and SJW is a condition to this Offer. See "The Offer—Section 14—Conditions of the Offer."

How does the Offer relate to California Water's proxy solicitation with respect to the SJW special meeting to approve CTWS merger-related proposals?

        California Water is making the Offer because the SJW Board has refused to meet and discuss our proposal to combine SJW and California Water, which we believe is superior to the Proposed CTWS Merger. We may amend or terminate the Offer should the SJW Board choose to engage with us in negotiating toward a merger.

        Completion of the Proposed CTWS Merger requires that SJW stockholders approve (1) a proposal to issue Shares of SJW common stock to CTWS shareholders pursuant to the Proposed CTWS Merger (the "Share Issuance Proposal") and (2) a proposal to adopt an amendment to the SJW certificate of incorporation in connection with the closing of the Proposed CTWS Merger (the "Certificate Amendment Proposal"). SJW intends to submit each of the two proposals to an SJW stockholder vote at a special meeting of stockholders later in 2018 (the "Special Meeting"). Also at the Special Meeting, SJW will submit to a stockholder vote a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Share Issuance Proposal or the Certificate Amendment Proposal (the "Adjournment Proposal"). The Share Issuance Proposal, the Certificate Amendment Proposal and the Adjournment Proposal are intended to facilitate completion of the Proposed CTWS Merger, and in this Offer to Purchase we refer to all three proposals collectively as the "SJW Proposals."

        We are soliciting proxies from SJW stockholders to vote against each of the SJW Proposals by means of a proxy statement dated May 31, 2018 (the "Proxy Statement").

        Completion of the Proposed CTWS Merger also requires the approval of holders of two-thirds of the outstanding CTWS common shares. CTWS announced on May 31, 2018 an amendment to the CTWS Merger Agreement that allows CTWS to conduct a 45-day go shop process, during which CTWS can actively solicit alternative acquisition proposals from third parties.

If I wish to accept the Offer, do I need to grant a proxy to California Water in connection with the proxy solicitation with respect to the Special Meeting?

        No. Your ability to tender your Shares of SJW common stock in the Offer is not conditioned on your granting proxies to California Water in connection with the Special Meeting.

Is your financial condition material to my decision to tender in the Offer?

        The Offer is being made for all outstanding Shares. Because the form of payment consists solely of cash and is not conditioned upon any financing arrangements, we do not believe our financial condition is material to your decision whether to tender in the Offer. See "The Offer—Section 10—Source and Amount of Funds."

Have you held discussions with the SJW Board regarding a business combination?

        California Water has numerous times over many years proposed to SJW that SJW and California Water engage in discussions regarding a potential business combination transaction. SJW has declined to engage in such discussions.

        On September 18, 2017, California Water submitted a written non-binding proposal to the SJW Board to acquire 100% of the issued and outstanding SJW Shares for a 25% to 30% premium to SJW's then-current share price in cash and/or California Water common shares, at the election of SJW stockholders. The SJW Board of Directors responded that it was not going to pursue California Water's proposal at that time.

        On April 4, 2018, following announcement of SJW's proposed merger with CTWS, California Water delivered to the SJW Board a proposal to acquire each outstanding share of SJW common stock for $68.25 in cash. The SJW Board again summarily rejected such proposal. See "The Offer—Section 11—Background of the Offer."

        In light of SJW Board's unwillingness to engage with California Water with respect to a negotiated transaction, California Water is making this Offer directly to SJW stockholders as an alternative to the CTWS transaction.

        We continue to seek to negotiate with the SJW Board a merger agreement to combine SJW and California Water, and are prepared to begin such negotiations immediately.

What does the SJW Board think of the Offer?

        The SJW Board has not approved this Offer or otherwise commented on it as of the date of this Offer to Purchase. Within 10 business days of the date of this Offer to Purchase, SJW is required by law to publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer, and the reasons for any such position.

How long do I have to decide whether to tender in the Offer?

        You have until the expiration date of the Offer to tender. The Offer currently is scheduled to expire at 5:00 p.m., New York City time, on August 3, 2018. The Purchaser, in its sole discretion, may extend the Offer from time to time for any reason. If the Offer is extended, we will issue a press release announcing the extension at or before 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. See "The Offer—Section 1—Terms of the Offer."

Will there be a subsequent offering period?

        No. We do not intend to offer a subsequent offering period.

What are the most significant conditions to the Offer?

        Consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by California Water and its subsidiaries, represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the "Minimum Tender Condition"); (ii) the Agreement and Plan of Merger, dated as of March 14, 2018, as amended (the "CTWS Merger Agreement"), by and among SJW, Hydro Sub, Inc., a wholly owned subsidiary of SJW ("Merger Sub"), and Connecticut Water Service, Inc. ("CTWS"), and the Voting and Support Agreements by and among SJW and each of the stockholders that are a party thereto as referenced in the CTWS Merger Agreement having been validly terminated in accordance with their respective terms (the "Termination Condition"); (iii) the board of directors of SJW (the "SJW Board") having approved the Offer under Section 203 of the Delaware General Corporation Law ("DGCL") or the Purchaser being satisfied, in its reasonable discretion, that Section 203 of the DGCL is inapplicable to the Offer (the "Section 203 Condition"); (iv) the approvals required by the California Public Utilities Commission ("CPUC") and the Public Utility Commission of Texas ("TPUC") shall have been obtained (the "State Regulatory Condition"); and (v) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") having expired or been terminated (the "HSR Condition"). See "The Offer—Section 14—Conditions of the Offer" for a list of all conditions to the Offer.

        Consummation of the Offer is not conditioned upon any financing arrangements or subject to a financing condition.

How will I be notified if the Offer is extended?

        If we decide to extend the Offer, we will inform Computershare Trust Company, N.A., the depositary for the Offer (the "Depositary"), of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. See "The Offer—Section 1—Terms of the Offer."

How do I tender my Shares into the Offer?

        To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other required documents, to the Depositary, or tender such Shares pursuant to the procedure for book-entry transfer set forth in "The Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares—Book-Entry Transfer," not later than the time the Offer expires. If your Shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your Shares through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the Depositary before the expiration of the Offer, you may have a limited amount of additional time by having a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the

Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange ("NYSE") Medallion Signature Program (MSP), guarantee, pursuant to a Notice of Guaranteed Delivery, that the missing items will be received by the Depositary within two NYSE trading days. However, the Depositary must receive the missing items within that two-trading-day period. See "The Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares."

Can I withdraw tendered Shares? Until what time can I withdraw tendered Shares?

        You can withdraw tendered Shares at any time before the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after August 6, 2018, which is the 60th day from the commencement of the Offer, unless we have already accepted such Shares for payment. See "The Offer—Section 4—Withdrawal Rights."

How do I withdraw tendered Shares?

        To withdraw tendered Shares, within the timeframe for withdrawing Shares, you must deliver a written or facsimile transmission notice of withdrawal with the required information to the Depositary. See "The Offer—Section 4—Withdrawal Rights."

When and how will I be paid for my tendered Shares?

        Upon the terms and subject to the conditions of the Offer, we will pay for all validly tendered and not withdrawn Shares promptly after the later of the date of expiration of the Offer and the satisfaction or waiver of the conditions to the Offer set forth in "The Offer—Section 14—Conditions of the Offer."

        We will pay for your validly tendered and not withdrawn Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in "The Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares"), a properly completed, timely received and duly executed Letter of Transmittal (or facsimile thereof) or Agent's Message (as defined below) in lieu of a Letter of Transmittal and any other required documents for such Shares. See "The Offer—Section 2—Acceptance for Payment and Payment of Shares."

Will the Offer be followed by a merger if all Shares are not tendered in the Offer?

        If the conditions of the Offer are satisfied and we accept for payment the Shares validly tendered and not withdrawn, after the consummation of the Offer we expect to consummate a second-step merger with SJW, which we refer to as the Proposed Merger, in which SJW will become a wholly owned subsidiary of California Water. In the Proposed Merger, all Shares that were not purchased in the Offer will be exchanged for an amount in cash per Share equal to the Offer Price without interest and less any required withholding taxes. If the Proposed Merger takes place, stockholders who did not validly tender Shares in the Offer (other than Shares held by stockholders who properly perfect their appraisal rights under the DGCL) will receive the same amount of cash per Share that they would have received had they validly tendered their Shares in the Offer. See "The Offer—Section 12—Purpose of the Offer and the Proposed Merger; Plans for SJW; Statutory Requirements; Approval of the Proposed Merger."

        The treatment of your Shares if the Proposed Merger does take place and you properly perfect your appraisal rights is discussed in "The Offer—Section 15—Certain Legal Matters; Regulatory Approvals; Appraisal Rights."

If the Offer is consummated, will SJW continue as a publicly listed company?

        As described above, we currently intend, following consummation of the Offer, to acquire all remaining Shares in the Proposed Merger. If the Proposed Merger takes place, SJW will no longer be publicly listed. See "The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations."

Do I have to vote to approve the Proposed Merger?

        No. California Water and the Purchaser intend to complete the Offer only if a sufficient number of Shares are tendered such that the Minimum Tender Condition is satisfied. If Purchaser acquires less than 90% of the outstanding Shares through the Offer, California Water would need to cause the SJW Board to approve an agreement and plan of merger in respect of the Proposed Merger and SJW stockholders would have to approve the Proposed Merger; however, California Water would hold sufficient Shares at such time to replace the SJW Board and to vote to approve the principal terms of the agreement of merger for the Proposed Merger. If Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, California Water will be able to effect the Proposed Merger without a vote of SJW stockholders or approval of the SJW Board.

If I decide not to tender, how will the Offer affect my Shares?

        As described above, if the Offer is consummated we intend to complete the Proposed Merger with SJW in which SJW will become a wholly owned subsidiary of California Water and all outstanding Shares that are not purchased in the Offer (other than Shares held by California Water and its subsidiaries, SJW and any subsidiaries of SJW or stockholders who perfect their appraisal rights) will be exchanged for an amount in cash per Share equal to the Offer Price without interest and less any required withholding taxes. If the Proposed Merger is consummated, stockholders who did not tender their Shares in the Offer (other than those properly exercising their appraisal rights) will receive cash in an amount equal to the Offer Price without interest and less any required withholding taxes. See "The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations."

Are appraisal rights available in the Offer or the Proposed Merger?

        Appraisal rights are not available in the Offer. If the Proposed Merger is consummated, holders of Shares at the effective time of the Proposed Merger who do not vote in favor of, or consent to, the Proposed Merger and who comply with Section 262 of the DGCL will have the right to demand appraisal of their Shares. Under Section 262 of the DGCL, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Proposed Merger, and to receive payment of that fair value in cash, together with interest. Any judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per share to be paid in the Proposed Merger or the market value of the Shares. The value so determined could be more or less than the price per share to be paid in the Proposed Merger. See "The Offer—Section 15—Certain Legal Matters; Regulatory Approvals; Appraisal Rights."

What is the market value of my Shares as of a recent date?

        On April 3, 2018, the last full trading day before California Water's April 4, 2018 proposal, the last sales price of the Shares reported on the NYSE was $52.41 per Share. On June 6, 2018, the last trading day before the commencement of the Offer, the last reported sale price of the Shares on the NYSE was $62.60 per Share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender. See "The Offer—Section 6—Price Range of Shares; Dividends."

What are the U.S. federal income tax consequences of participating in the Offer and the Proposed Merger?

        In general, the receipt of cash by United States Holders (as defined in "The Offer—Section 5—Certain U.S. Federal Income Tax Consequences") in exchange for Shares pursuant to the Offer or the Proposed Merger will be a taxable transaction for U.S. federal income tax purposes. For additional discussion of the U.S. federal income tax consequences of the Offer and the Proposed Merger, including expected consequences to certain Non-United States Holders (as defined in "The Offer—Section 5—Certain U.S. Federal Income Tax Consequences"), see "The Offer—Section 5—Certain U.S. Federal Income Tax Consequences."

        We recommend that you consult your own tax advisor to determine the tax consequences to you of participating in the Offer and the Proposed Merger in light of your particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).

Who can I talk to if I have questions about the Offer?

        Stockholders may call Innisfree M&A Incorporated, the Information Agent for the Offer, at (888) 750-5834 (toll free) and banks and brokers may call collect at (212) 750-5833. See the back cover of this Offer to Purchase.

To the Holders of Shares of
Common Stock of SJW:

 INTRODUCTION

        We, Waltz Acquisition Sub, Inc. (the "Purchaser"), a wholly owned subsidiary of California Water Service Group ("California Water"), are offering to purchase all outstanding shares of common stock, par value $0.001 per share, of SJW Group ("SJW") (the "Shares") at a price of $68.25 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related letter of transmittal that accompanies this Offer to Purchase (the "Letter of Transmittal"). This Offer to Purchase and the Letter of Transmittal, together with any amendments or supplements thereto, collectively constitute the "Offer." Stockholders who have Shares registered in their own names and tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the "Depositary"), will not have to pay brokerage fees, commissions or similar expenses. Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine whether such nominee will charge a fee for tendering Shares on their behalf. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not be obligated to pay transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of the Depositary and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with their services in such capacities in connection with the Offer. See "The Offer—Section 17—Fees and Expenses."

        Consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by California Water and its subsidiaries, represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the "Minimum Tender Condition"); (ii) the Agreement and Plan of Merger, dated as of March 14, 2018, as amended (the "CTWS Merger Agreement"), by and among SJW, Hydro Sub, Inc., a wholly owned subsidiary of SJW ("Merger Sub"), and Connecticut Water Service, Inc. ("CTWS"), and the Voting and Support Agreements by and among SJW and each of the stockholders that are a party thereto as referenced in the CTWS Merger Agreement having been validly terminated in accordance with their respective terms (the "Termination Condition"); (iii) the board of directors of SJW (the "SJW Board") having approved the Offer under Section 203 of the Delaware General Corporation Law ("DGCL") or the Purchaser being satisfied, in its reasonable discretion, that Section 203 of the DGCL is inapplicable to the Offer (the "Section 203 Condition"); (iv) the approvals required by the California Public Utilities Commission ("CPUC") and the Public Utility Commission of Texas ("TPUC") shall have been obtained (the "State Regulatory Condition"); and (v) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") having expired or been terminated (the "HSR Condition"). See "The Offer—Section 14—Conditions of the Offer" for a list of all conditions to the Offer.

        Consummation of the Offer is not conditioned upon any financing arrangements or subject to a financing condition.

        As of the date of this Offer to Purchase, California Water beneficially owns 100 Shares, representing less than one percent of the outstanding Shares, and Peter C. Nelson, a director of California Water, beneficially owns 100 Shares. According to SJW's Form 10-Q filed on May 8, 2018, at the close of business on May 4, 2018, 20,594,486 SJW Common Shares were issued and outstanding. According to the SJW/CTWS Proxy Statement, at the close of business on March 12, 2018, (i) 66,538 Shares were issuable upon vesting of SJW Restricted Share Units and SJW Performance Share Units, (ii) 7,000 Shares were deliverable pursuant to the terms of vested and deferred SJW Restricted Share Units and (iii) 118,195 deferred SJW Common Shares, including deferred SJW Common Shares with dividend equivalent rights convertible into deferred SJW Common Shares, were deliverable subject to and upon the terms of applicable deferral elections. Based upon the foregoing, there were approximately 20,786,219 Shares outstanding on a fully diluted basis on May 4, 2018.

        The purpose of the Offer is to acquire control of, and ultimately acquire the entire equity interest in, SJW. If the Minimum Tender Condition and the other conditions of the Offer are satisfied and the Offer is consummated, we intend following consummation of the Offer to complete a second-step merger with SJW, which we refer to as the Proposed Merger, in which SJW will become a wholly owned subsidiary of California Water and all outstanding Shares that are not purchased in the Offer (other than Shares held by stockholders who perfect their appraisal rights) will be exchanged for an amount in cash per Share equal to the Offer Price, without interest, and less any required withholding taxes. See "The Offer—Section 12—Purpose of the Offer and the Proposed Merger; Plans for SJW; Statutory Requirements; Approval of the Proposed Merger."

        No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights, if properly exercised under the DGCL and not withdrawn, in connection with the Proposed Merger. See "The Offer—Section 15—Certain Legal Matters; Regulatory Approvals; Appraisal Rights."

        Subject to applicable law, California Water and the Purchaser reserve the right to amend the Offer in any respect (including amending the offer price). In addition, in the event that California Water enters into a merger agreement with SJW and such merger agreement does not provide for a tender offer, California Water and the Purchaser reserve the right to terminate the Offer, in which case the Shares would, upon consummation of such merger, be converted into the consideration negotiated by California Water, the Purchaser and SJW and specified in such merger agreement.

        In the event the Offer is terminated or not consummated, or after the expiration of the Offer and pending consummation of the Proposed Merger, we may purchase additional Shares not tendered in the Offer. Such purchases may be made in the open market or through privately negotiated transactions, tender offers or otherwise. Any such purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. Any possible future purchases by us will depend on many factors, including the results of the Offer, our business and financial position and general economic and market conditions.

        This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

 THE OFFER

1.  Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined below) and not previously withdrawn in accordance with "The Offer—Section 14—Conditions of the Offer." "Expiration Date" means 5:00 p.m., New York City time, on August 3, 2018, unless extended, in which event "Expiration Date" means the time and date at which the Offer, as so extended, shall expire.

        The Offer is subject to the conditions set forth in "The Offer—Section 14—Conditions of the Offer," which include, among other things, satisfaction of the Minimum Tender Condition, the Termination Condition, the Section 203 Condition, the State Regulatory Condition, and the HSR Condition. If any such condition is not satisfied, we may (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in "The Offer—Section 4—Withdrawal Rights," retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

        Subject to any applicable rules and regulations of the SEC, we expressly reserve the right, but not the obligation, in our sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.

        If we decrease the percentage of Shares being sought or increase or decrease the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such period of 10 business days. If we make any other material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and number of shares tendered, a minimum of 10 business days may be required to allow adequate dissemination and investor response.

        "Business day" means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight New York City time.

        If we extend the Offer, are delayed in accepting for payment of or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain all Shares tendered on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as provided in "The Offer—Section 4—Withdrawal Rights." Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. California Water and the Purchaser do not currently intend to offer a subsequent offering period.

        We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares validly tendered before the Expiration Date and not withdrawn, promptly after the

Expiration Date. We expressly reserve the right, in our sole discretion, but subject to applicable laws (including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), to delay acceptance for and thereby delay payment for Shares in order to comply with applicable laws or if any of the conditions referred to in "The Offer—Section 14—Conditions of the Offer" have not been satisfied or if any event specified in such Section has occurred. For a description of our right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see "The Offer—Section 14—Conditions of the Offer."

        We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in "The Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares")), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or Agent's Message in lieu of a Letter of Transmittal and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see "The Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares." Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will we pay interest on the consideration paid for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in making such payment.

        For purposes of the Offer, we shall be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

        We will pay the same per Share consideration pursuant to the Offer to all stockholders. The per Share consideration paid to any stockholder pursuant to the Offer will be the Offer Price, without interest and less any required withholding taxes.

        We reserve the right to transfer or assign, in whole or in part from time to time, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

        If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to you, as promptly as practicable following the expiration or termination of the Offer.

3.  Procedures for Accepting the Offer and Tendering Shares.

        Valid Tender of Shares.    In order for you to validly tender Shares pursuant to the Offer, either (i) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or Agent's Message (as defined below) in lieu of a Letter of Transmittal and any other documents required by the Letter of Transmittal and (b) certificates for the Shares to be tendered or delivery of such Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (ii) you or your nominee must comply with the guaranteed delivery procedure described below.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your sole option and risk, and delivery of your Shares will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date.

        The valid tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal and (iv) when the same are accepted for payment by the Purchaser, the Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

        Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the "Book-Entry Transfer Facility") after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or your nominee must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

        Signature Guarantees.    All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange ("NYSE") Medallion Signature Program (MSP) or any other "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each an "Eligible Institution"), unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of an Eligible Institution. See Instructions 1, 5 and 7 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1, 5 and 7 of the Letter of Transmittal.

        Guaranteed Delivery.    If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

          (i)  such tender is made by or through an Eligible Institution;

         (ii)  a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us is received by the Depositary, as provided below, by the Expiration Date; and

        (iii)  the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) together with any required signature guarantee or an Agent's Message and any other required documents, are received by the Depositary within two NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered or transmitted by email or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        Shares delivered pursuant to the guaranteed delivery procedure will not be included in the determination of whether the Minimum Tender Condition has been satisfied.

        Backup Withholding.    Under the U.S. federal income tax backup withholding rules, backup withholding may apply at the applicable statutory rate (currently, 24%) to reportable payments made to a tendering United States Holder (as defined in "The Offer—Section 5—Certain U.S. Federal Income Tax Consequences") unless the United States Holder provides his or her correct taxpayer identification number (employer identification number or social security number) to the Depositary on the Internal Revenue Service (the "IRS") Form W-9 included as a part of the Letter of Transmittal and certifies, under penalties of perjury, that such taxpayer identification number is correct, that the holder is not subject to backup withholding and that the United Sates Holder is a "United States person" for U.S. federal income tax purposes. Certain United States Holders (including, among others, certain corporations) and Non-United States Holders (as defined in "The Offer—Section 5—Certain U.S. Federal Income Tax Consequences") are generally not subject to these backup withholding requirements. Exempt United States Holders should establish their exempt status by timely and properly completing the IRS Form W-9 indicating their exempt status. Exempt Non-United States Holders should timely submit an IRS Form W-8BEN, W-8BEN-E or W-8ECI (or other applicable IRS Form W-8), signed under penalties of perjury, attesting to their exempt status. Such forms can be obtained from the Depositary or the IRS website at www.irs.gov.

        Any tendering stockholder who fails to complete fully and sign the IRS Form W-9 included in the Letter of Transmittal or IRS Form W-8, as applicable, will generally be subject to U.S. federal income tax backup withholding at the applicable statutory rate (currently, of 24%) on reportable payments made to such stockholder pursuant to the Offer or Proposed Merger.

        Appointment of Proxy.    By executing a Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). This power-of-attorney and proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. All such powers-of-attorney and proxies are irrevocable and coupled with an interest in the tendered Shares (and such other Shares and securities). Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior powers-of-attorney, proxies and consents granted by you with respect to such Shares (and such other Shares and securities) will, without further action, be revoked, and no subsequent powers-of-attorney, proxies or consents may be given (and, if previously given, will cease to be effective). Our designees will be empowered to exercise all of your voting and other rights with respect to such Shares (and such other Shares and securities) as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of SJW's stockholders, or with respect to any actions by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we or our designee must be able to exercise full voting, consent and other rights with respect to such Shares (and such other Shares and securities) (including voting at any meeting of stockholders).

        The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of SJW's stockholders.

        Determination of Validity.    California Water and the Purchaser will interpret the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto). All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition of the Offer to the extent permitted by applicable law and any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Purchaser shall determine. None of the Purchaser, California Water or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4.  Withdrawal Rights.

        A stockholder may withdraw Shares that it has previously tendered pursuant to the Offer pursuant to the procedures set forth below at any time before the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after August 6, 2018, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by the Purchaser pursuant to the Offer. If we extend the Offer, delay acceptance for payment or payment for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

        For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the certificates evidencing Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be re-tendered by again following one of the procedures described in "The Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares" at any time before the Expiration Date.

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not similar defects or irregularities are waived in the case of any other stockholder. None of California Water, the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.  Certain U.S. Federal Income Tax Consequences.

        The following is a summary of certain material U.S. federal income tax consequences of the Offer and the Proposed Merger to beneficial owners of Shares whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Proposed Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may be subject to differing interpretations or may change, possibly with retroactive effect. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Proposed Merger or that any such contrary position would not be sustained by a court. In addition, this summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to a disposition of Shares in the Offer and the Proposed Merger. The discussion applies only to holders that hold their Shares as capital assets (generally, property held for investment), and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a "straddle," "hedge," "conversion transaction," constructive sale or other integrated transaction, holders that purchase or sell Shares as part of a wash sale for tax purposes, holders in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt organizations, U.S. expatriates, pass-through entities (and investors in such entities), "controlled foreign corporations" or "passive foreign investment companies"), or United States Holders (as defined below) whose functional currency is not the U.S. dollar. This discussion does not address any aspect of the alternative minimum tax, the Medicare tax on net investment income, the U.S. federal gift or estate tax, or state, local or foreign taxation. This discussion also does not address the tax consequences to holders of Shares who exercise appraisal rights under the DGCL.

        If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the tax activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of tendering or exchanging Shares pursuant to the Offer or the Proposed Merger.

        The U.S. federal income tax consequences set forth below are based on current law. Because individual circumstances may differ, each holder should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Offer and the Proposed Merger to such holder, including the application and effect of U.S. federal estate and gift, state, local and other tax laws.

        United States Holders.    For purposes of this discussion, the term "United States Holder" means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

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  a corporation (or any other entity treated as a corporation for these purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a "United States person" under applicable Treasury regulations.

        The receipt of cash for Shares pursuant to the Offer or the Proposed Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference between the amount of cash received in exchange for Shares pursuant to the Offer or the Proposed Merger and such United States Holder's adjusted tax basis in such Shares. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Proposed Merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Proposed Merger), such Shares were held for more than one year. Long-term capital gains recognized by an individual generally will be taxed at preferential rates. Net capital losses may be subject to limits on deductibility.

        Non-United States Holders.    For purposes of this discussion, the term "Non-United States Holder" means a beneficial owner of Shares that is neither a United States Holder nor a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes).

        In general, subject to the discussion under the headings "—Foreign Account Tax Compliance Act" and "Information Reporting and Backup Withholding", below, a Non-United States Holder will not be subject to U.S. federal income or withholding tax on any gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Proposed Merger unless:

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  the gain is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-United States Holder's permanent establishment in the United States), in which event (i) the Non-United States Holder will be subject to U.S. federal income tax in respect of the gain in the same manner as if it were a United States Holder (but such Non-United States Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9), and (ii) if the Non-United States Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty);

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  the Non-United States Holder is an individual present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, in which event the Non-United States Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Shares net of applicable U.S. source losses from sales or exchanges of other capital assets recognized during the year; or

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  SJW is or has been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the date of sale (or, if applicable, the date of the Proposed Merger) and the Non-United States Holder's holding period in the Shares, and either (i) the Shares have ceased to be regularly traded on an established securities market or (ii) the Non-United States Holder owned, directly or indirectly, actually or constructively, at any time within the five-year period preceding the date of sale (or, if applicable, the date of the Proposed Merger) or Non-United States Holder's holding period in the Shares, whichever is shorter, more than 5% of the outstanding Shares, in which event the Non-United States Holder will generally be subject to U.S. federal income in respect of the gain in the same manner as if it were a United States Holder and, if the Shares have ceased to be regularly traded on an established securities market, the amount realized in the Offer or Proposed Merger would generally be subject to withholding tax at a rate of 15 percent unless an exception applies.

        Foreign Account Tax Compliance Act.    Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder ("FATCA"), impose a 30% withholding tax on the gross proceeds from a disposition of Shares (if such disposition occurs after December 31, 2018) if paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any "substantial United States owners" (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States relating to FATCA may be subject to different rules. Non-U.S. holders are encouraged to consult their own tax advisors regarding the effects of FATCA on the disposition of Shares in the Offer or the Proposed Merger.

        Information Reporting and Backup Withholding.    Payments made to a United States Holder in connection with the Offer or the Proposed Merger generally will be subject to information reporting. In addition, such payments may be subject to backup withholding unless (i) such holder provides his or her correct taxpayer identification number (employer identification number or social security number) to the Depositary on the IRS Form W-9 included as a part of the Letter of Transmittal, and certifies, under penalties of perjury, that such taxpayer identification number is correct, that the holder is not subject to backup withholding and that the United Sates Holder is a "United States person" for U.S. federal income tax purposes or (ii) otherwise establishes an exemption from these backup withholding rules by timely and properly completing the IRS Form W-9 indicating their exempt status.

        Payments made to a Non-United States Holder in connection with the Offer or the Proposed Merger may be subject to information reporting. Such payments may additionally be subject to backup withholding unless such holder timely submits an IRS Form W-8BEN, W-8BEN-E or W-8ECI (or other applicable IRS Form W-8), signed under penalties of perjury, attesting to such Non-United States Holder's status as a non-U.S. person.

        Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. Each holder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption.

        Backup withholding is not an additional tax and may be refunded or credited against a holder's United States federal income tax liability provided that the holder timely furnishes the required information to the IRS.

6.  Price Range of Shares; Dividends.

        The Shares are listed and principally traded on the NYSE under the symbol "SJW." The following table sets forth, for each of the periods indicated, the high and low sales prices per Share on the NYSE, and the dividends per Share paid, as disclosed in SJW's Form 10-K filed with the SEC on February 27, 2018 with respect to the periods of fiscal years 2017 and 2016, and as disclosed in SJW's Form 10-K filed with the SEC on February 28, 2017 with respect to the periods of fiscal years 2015:

	2017 Quarter Ended
	March 31	June 30	September 30	December 31
Market price range of stock:
—High	55.30	53.00	57.43	68.13
—Low	46.13	45.74	48.46	57.60
Dividend per share	0.22	0.22	0.22	0.38

	2016 Quarter Ended
	March 31	June 30	September 30	December 31
Market price range of stock:
—High	37.50	39.38	46.66	56.69
—Low	29.35	32.66	38.13	42.19
Dividend per share	0.20	0.20	0.20	0.20

	2015 Quarter Ended
	March 31	June 30	September 30	December 31
Market price range of stock:
—High	35.60	31.68	31.36	33.68
—Low	30.09	28.68	27.73	27.64
Dividend per share	0.20	0.19	0.20	0.19

        On April 3, 2018, the last full trading day before California Water's April 4, 2018 proposal, the last sales price of the Shares reported on the NYSE was $52.41 per Share. On June 6, 2018, the last trading day before the commencement of the Offer, the last reported sale price of the Shares on the NYSE was $62.60 per Share. You are urged to obtain current market quotations for the Shares.

7.    Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations.

        Possible Effects of the Offer on the Market for the Shares.    The acceptance for payment of Shares pursuant to the Offer will reduce the number of Shares that might otherwise publicly trade and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares. If the Proposed Merger is consummated, stockholders who did not tender their Shares in the Offer (other than those properly exercising their appraisal rights) will receive cash in an amount equal to the Offer Price, without interest and less any required withholding taxes.

        Stock Exchange Listing.    The Shares are listed on the NYSE. It is possible the Shares may no longer meet the standards for continued listing on the NYSE and may be delisted from the NYSE following consummation of the Offer. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on the NYSE, the market for the Shares could be adversely affected. According to the NYSE's published guidelines, the Shares would not meet the criteria for continued listing on the NYSE if, among other things, (i) the number of total stockholders of SJW should fall below 400, (ii) the number of total stockholders of SJW should fall below 1,200 and the average monthly trading volume for the Shares is less than 100,000 for the most recent 12 months, or (iii) the number of publicly held Shares (exclusive of holdings of officers and directors of SJW and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000. If the Shares are not delisted prior to the Proposed Merger, we intend to delist the Shares from the NYSE promptly following consummation of the Proposed Merger.

        Registration Under the Exchange Act.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of SJW to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act may substantially reduce the information required to be furnished by SJW to its stockholders and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholders' meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of SJW and persons holding "restricted securities" of SJW may be deprived of, or delayed in, the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. We intend to seek to cause SJW to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares.

Depending upon factors similar to those described above regarding listing and market quotations, it is possible the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.  Certain Information Concerning SJW.

        Except as otherwise expressly set forth in this Offer to Purchase, the information concerning SJW contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of California Water, the Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by SJW to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to California Water, the Purchaser, the Information Agent or the Depositary. California Water, the Purchaser, the Information Agent and the Depositary have relied upon the accuracy of the information included in such publicly available documents and records and other public sources and have not made any independent attempt to verify the accuracy of such information.

        According to the SJW Form 10-K filed with the SEC on February 27, 2018 (the "SJW 10-K"), SJW Corp. was incorporated in California on February 8, 1985, its principal executive offices are located at 110 West Taylor Street, San Jose, California 95110, its telephone number is (408) 279-7800 and its website address is www.sjwgroup.com. According to the SJW 10-K, on November 15, 2016, SJW Corp. changed its state of incorporation from the state of California to the state of Delaware and changed its name to SJW Group. According to the SJW 10-K, SJW Group is a holding company with three subsidiaries:

  •
  San Jose Water Company, a wholly owned subsidiary of SJW Group, with its headquarters located at 110 West Taylor Street in San Jose, California 95110, was originally incorporated under the laws of the State of California in 1866. As part of a reorganization on February 8, 1985, San Jose Water Company became a wholly owned subsidiary of SJW Corp. and subsequently SJW Group on November 15, 2016. San Jose Water Company is a public utility in the business of providing water service to approximately 230,000 connections that serve a population of approximately one million people in an area comprising approximately 139 square miles in the metropolitan San Jose, California area.

  •
  SJWTX, Inc., a wholly owned subsidiary of SJW Group, was incorporated in the State of Texas in 2005. SJWTX, Inc. is doing business as Canyon Lake Water Service Company ("CLWSC"). CLWSC is a public utility in the business of providing water service to approximately 14,000 connections that serve approximately 42,000 people. CLWSC's service area comprises more than 244 square miles in western Comal County and southern Blanco County in the growing region between San Antonio and Austin, Texas.

  •
  SJW Land Company, a wholly owned subsidiary of SJW Group, was incorporated in 1985. SJW Land Company owns undeveloped land and operates commercial buildings in Tennessee.

        Additional Information.    SJW is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. SJW is required to disclose in such proxy statements certain information, as of particular dates, concerning SJW's directors and officers, their remuneration, stock options granted to them, the principal holders of SJW's securities and any material interest of such persons in transactions with SJW. Such reports, proxy statements and other information may be read and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained free of charge at the website maintained by the SEC at http://www.sec.gov.

9.  Certain Information Concerning California Water and the Purchaser.

        Purchaser.    The Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and the commencement of the Offer. The Purchaser is a wholly owned subsidiary of California Water. The principal executive offices of the Purchaser are located at 1720 North First Street, San Jose, California 95112-4598 (Telephone Number: 408-367-8200).

        California Water.    California Water Service Group is a holding company incorporated in Delaware in 1999 with six operating subsidiaries: California Water Service Company ("Cal Water"), Washington Water Service Company ("Washington Water"), New Mexico Water Service Company ("New Mexico Water"), Hawaii Water Service Company, Inc. ("Hawaii Water"), CWS Utility Services, and HWS Utility Services LLC (CWS Utility Services and HWS Utility Services LLC being referred to collectively as "Utility Services").

        Together, these companies provide regulated and non-regulated water service to nearly two million people in California, Washington, New Mexico, and Hawaii. Cal Water, New Mexico Water, Washington Water, and Hawaii Water are regulated public utilities. The regulated utility entities also provide some non-regulated services. Utility Services provides non-regulated services to private companies and municipalities. Cal Water was the original operating company and began operations in 1926. California Water Service Group's common stock trades on the New York Stock Exchange under the symbol "CWT." California Water has approximately 1,176 employees. The principal executive offices of California Water are located at 1720 North First Street, San Jose, California 95112-4598 (Telephone Number: 408-367-8200).

        Our business is conducted through our operating subsidiaries. The bulk of the business consists of the production, purchase, storage, treatment, testing, distribution and sale of water for domestic, industrial, public and irrigation uses, and for fire protection. We also provide non-regulated water-related services under agreements with municipalities and other private companies. The non-regulated services include full water system operation, billing and meter reading services. Non-regulated operations also include the lease of communication antenna sites, lab services and promotion of other non-regulated services.

        California Water is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth below under "Available Information."

        Additional Information.    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers of California Water and the members of the board of directors and the executive officers of the Purchaser are set forth in Schedule I to this Offer to Purchase.

        None of California Water, the Purchaser or, to the knowledge of California Water or the Purchaser after reasonable inquiry, any of the persons listed in Schedule I, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

        As of the date of this Offer to Purchase, California Water beneficially owns 100 Shares, representing less than one percent of the outstanding Shares, and Peter C. Nelson, a director of California Water, beneficially owns 100 Shares.

        Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of California Water, the Purchaser and, to California Water's and the Purchaser's knowledge, the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of California Water, the Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of SJW; (ii) except for the open market purchase of 100 Shares by California Water on May 3, 2018, for a purchase price of $61.52 per Share, none of California Water, the Purchaser and, to California Water's and the Purchaser's knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares during the past 60 days; (iii) during the two years before the date of this Offer to Purchase, there have been no transactions between California Water, the Purchaser, their subsidiaries or, to California Water's and the Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and SJW or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (iv) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between California Water, the Purchaser, their subsidiaries or, to California Water's and the Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and SJW or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by California Water and SJW with the SEC, are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a website at http://www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that California Water and SJW has filed electronically with the SEC. Additionally, requests for copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and all other related materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies and copies will be furnished promptly at the Purchaser's expense.

10.  Source and Amount of Funds.

        California Water estimates that it will need approximately $1.55 billion to purchase all outstanding Shares pursuant to the Offer and the Proposed Merger, and to pay related fees and expenses, including the $42.5 million termination fee that may become payable to CTWS by SJW if SJW terminates the CTWS Merger Agreement to enter into the California Water Merger Agreement.

        California Water anticipates that the sources of funds necessary to finance the consummation of the Offer and the Proposed Merger and to pay fees, commissions and expenses in connection therewith would be comprised of borrowings by California Water under a new $1.55 billion bridge loan facility (the "Bridge Financing") that may be refinanced with a combination of (i) new debt financing, including the issuance by California Water of senior notes, other debt securities pursuant to a public offering or Rule 144A or other private placement or loans (the "Debt Financing"), (ii) equity or equity linked securities of California Water issued to new public or private investors (the "Equity Financing") and/or (iii) available balance sheet cash on hand.

        On April 2, 2018, California Water's financial advisor, Morgan Stanley & Co. LLC ("MS&Co."), delivered to California Water a letter expressing that as of that date MS&Co. was highly confident of its ability to arrange and underwrite up to $1.55 billion of the Bridge Financing for the SJW acquisition, including through its affiliates or joint venture partners (the "Highly Confident Letter"). A copy of such letter was delivered to SJW's Board with our April 4, 2018 proposal.

        The Highly Confident Letter was not intended to be and should not be construed as a commitment by MS&Co. to, when delivered or in the future, provide, arrange, underwrite, purchase or place all or any portion of the Bridge Financing, the Debt Financing or the Equity Financing, or confer any benefits upon, or create any rights in favor of, any person or entity and may not be relied upon by any person or entity, and MS&Co. expressed no view as to its willingness to hold any portion of the Bridge Financing, the Debt Financing or the Equity Financing. Please be advised that, while such view may change subsequent to the date of the date of the Highly Confident Letter, MS&Co. does not have any obligation to inform California Water of any change in such view or to withdraw or reaffirm such view in the Highly Confident Letter.

11.  Background of the Offer.

        California Water's Board of Directors continuously explores all available avenues for profitable growth, including evaluating opportunities for strategic acquisitions. In connection with such strategic evaluation, California Water has numerous times over many years proposed to SJW that SJW and California Water engage in discussions regarding a potential business combination transaction. SJW has declined to engage in such discussions.

        During August 2017, Martin Kropelnicki, the CEO of California Water, talked with W. Richard Roth, the then-President, CEO and Chairman of the Board of SJW, to discuss a possible merger of the companies. Mr. Roth advised California Water to direct its inquiries to Daniel More of the SJW Board of Directors (the "SJW Board").

        On September 18, 2017, California Water privately submitted a written non-binding proposal to the SJW Board to acquire 100% of the issued and outstanding SJW Shares for a 25% to 30% premium to SJW's then-current share price in cash and/or California Water common shares, at the election of SJW stockholders. At the close of business on September 18, 2017, the closing price of SJW Shares was $56.54 per share.

        On September 28, 2017, SJW announced that it had appointed Eric Thornburg, the then-CEO of CTWS, to serve as president and CEO of SJW, effective as of November 6, 2017.

        On October 26, 2017, Mr. More sent a response by e-mail to a representative of California Water's financial advisor indicating that the SJW Board had unanimously decided that California Water's September 18, 2017 proposal was not in the best interests of SJW's stockholders, and the SJW Board was not going to pursue California Water's proposal at that time.

        On March 15, 2018, SJW and CTWS announced that they had entered into the CTWS Merger Agreement.

        On April 4, 2018, California Water privately submitted a written all-cash proposal to the SJW Board to acquire 100% of the issued and outstanding SJW Shares for $68.25 per share.

        On April 16, 2018, Peter Nelson, Chairman of the Board of Directors of California Water, called Robert Van Valer, lead independent director of SJW, to follow up regarding California Water's April 4, 2018 proposal. Mr. Nelson left a message at Mr. Van Valer's office requesting a call back.

        On April 17, 2018, California Water delivered a private letter to SJW that noted California Water's surprise that it had not received a response from the SJW Board to California Water's April 4, 2018 proposal.

        On April 18, 2018, Mr. Van Valer sent an e-mail to Mr. Nelson assuring Mr. Nelson that SJW Group would be back in touch regarding California Water's proposal "in due course."

        On the morning of April 25, 2018, SJW held its annual meeting of stockholders to elect all eight members of its Board of Directors. Later that day after the close of business, SJW filed the SJW/CTWS Proxy Statement with the SEC. The SJW/CTWS Proxy Statement disclosed for the first time that the SJW Board had already met on April 13, 2018 and voted at that time to reject California Water's April 4, 2018 all-cash proposal and had also determined that it neither constituted nor was reasonably likely to lead to a superior proposal as defined in the CTWS Merger Agreement. The SJW/CTWS Proxy Statement referred to California Water as "Company X."

        Concurrent with the filing of the SJW/CTWS Proxy Statement, SJW delivered to California Water a private letter communicating the SJW Board's April 13, 2018 determinations. Shortly thereafter, on the evening of April 25, 2018, press reports surfaced indicating that California Water was "Company X."

        On the morning of April 26, 2018, before the opening of the market, California Water issued a press release confirming that it had previously delivered to SJW an all-cash proposal to acquire SJW for $68.25 per share. Concurrent with the issuance of the press release, California Water delivered to SJW a letter reiterating its $68.25 all-cash proposal. A copy of the letter was included in California Water's press release.

        Later in the morning of April 26, 2018, SJW issued a press release reaffirming its rejection of California Water's $68.25 per share all-cash proposal. The press release included a copy of the letter delivered by SJW to California Water the prior evening.

        On May 2, 2018, California Water filed a preliminary Proxy Statement with the SEC with respect to soliciting votes for the Special Meeting against the Share Issuance Proposal, the Certificate Amendment Proposal and the Adjournment Proposal.

        On May 15, 2018, California Water filed an amended preliminary Proxy Statement with the SEC, and on May 31, 2018, it filed a definitive Proxy Statement.

        On June 7, 2018, California Water issued a press release announcing that it was commencing the Offer.

12.    Purpose of the Offer and the Proposed Merger; Plans for SJW; Statutory Requirements; Approval of the Proposed Merger.

        Purpose of the Offer and the Proposed Merger; Plans for SJW.    The purpose of the Offer is for California Water, through the Purchaser, to acquire control of, and the entire equity interest in, SJW. The Offer, as the first step in the acquisition of SJW, is intended to facilitate the acquisition of all issued and outstanding Shares. The purpose of the Proposed Merger is to acquire all of the outstanding Shares not tendered and purchased pursuant to the Offer.

        Unless California Water is able to acquire at least 90% of SJW's outstanding Shares of common stock in the Offer, because a vote of a majority of the then outstanding Shares of SJW common stock would be required to approve the second-step Proposed Merger and a period of several weeks will be needed to comply with applicable stockholder solicitation requirements, there will likely be a delay of several weeks before holders of the remaining shares of SJW common stock would be able to receive their consideration in the second-step Proposed Merger. California Water does not intend to pay interest on the merger consideration. After the second-step Proposed Merger, California Water will own all of the issued and outstanding shares of SJW common stock. See "—Statutory Requirements; Approval of the Proposed Merger" below.

        If we acquire Shares pursuant to the Offer, depending upon the number of Shares so acquired and other factors relevant to our equity ownership in SJW, we may, subsequent to consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as we shall determine, which may be different from the price paid in the Offer. We also reserve the right to dispose of Shares that we have acquired or may acquire in the future.

        If the Shares are not delisted prior to the Proposed Merger, we intend to cause the delisting of the Shares by the NYSE promptly following consummation of the Proposed Merger. We intend to seek to cause SJW to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for deregistration are met. See "The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations."

        In connection with the Offer, California Water and the Purchaser have reviewed, and will continue to review, various possible business strategies that they might consider in the event that California Water acquires control of SJW. If and to the extent that California Water acquires control of SJW, California Water and the Purchaser intend to conduct a detailed review, subject to applicable law, of SJW and its assets, corporate structure, capitalization, operations, properties, policies and management and consider and determine what, if any, changes would be desirable to achieve anticipated synergies in the combined company, in light of the circumstances which then exist.

        As an alternative to this Offer, California Water has extended to the SJW Board an invitation to negotiate a merger agreement for the combination of SJW and California Water, and we are prepared to begin such negotiations immediately.

        Subject to applicable law, California Water and the Purchaser reserve the right to amend the Offer in any respect (including amending the offer price). In addition, in the event that California Water enters into a merger agreement with SJW and such merger agreement does not provide for a tender offer, California Water and the Purchaser reserve the right to terminate the Offer, in which case the Shares would, upon consummation of such merger, be converted into the consideration negotiated by California Water, the Purchaser and SJW and specified in such merger agreement.

        Except as described above or elsewhere in this Offer to Purchase (including the Proposed Merger), the Purchaser has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving SJW or any of its subsidiaries (such as a merger, reorganization, liquidation, or sale or other transfer of a material amount of assets), any change in the SJW Board or management, any material change in SJW's indebtedness, capitalization or dividend rate or policy or any other material change in SJW's corporate structure or business.

        Statutory Requirements; Approval of the Proposed Merger.    Under the Delaware General Corporation Law, which we refer to as DGCL, completion of the Proposed Merger would need to be approved by the SJW Board and the holders of a majority of the SJW common stock entitled to cast a vote on the matter. Following completion of the Offer, California Water will have the requisite ownership of Shares to replace the SJW Board and vote to approve the principal terms of the agreement of merger for the Proposed Merger.

        Under the DGCL, if California Water acquires, through Purchaser pursuant to the Offer or otherwise, at least 90% of the then outstanding shares of SJW common stock, California Water will be able to effect the second-step Proposed Merger without a vote of SJW stockholders or approval of the SJW Board. In such event, California Water intends to take all necessary and appropriate actions to cause the second-step Proposed Merger to become effective as promptly as practicable after such acquisition, without a meeting of SJW stockholders. If California Water does not acquire at least 90% of the outstanding shares of SJW common stock through Purchaser pursuant to the offer or otherwise, and a vote of the SJW stockholders is required under applicable law, a longer period of time would be required to effect the second-step Proposed Merger.

        If the Section 203 Condition is not satisfied but we elect, in our sole discretion, to consummate the Offer, Section 203 could significantly delay our ability to acquire the entire equity interest in SJW. In general, Section 203 prevents an "interested stockholder" (generally, a stockholder owning fifteen percent (15%) or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" with a Delaware corporation, which would include the Proposed Merger, for a period of three years following the time at which such stockholder became an interested stockholder unless (i) prior to such time the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock not owned by the interested stockholder.

        We reserve the right to waive the Section 203 Condition, although there can be no assurance that we will do so, and we have not determined whether we would be willing to do so under any circumstances. If we waive such condition and purchase Shares pursuant to the Offer or otherwise and Section 203 is applicable, we may nevertheless seek to consummate a merger or other business combination with SJW. On the other hand, if we waive the Section 203 Condition and purchase Shares pursuant to the Offer or otherwise and are prevented by Section 203 from consummating a merger or other business combination with SJW for any period of time, we may (i) determine not to seek to consummate such a merger or other business combination, (ii) seek to acquire additional Shares in the open market, pursuant to privately negotiated transactions or otherwise, at prices that may be higher, lower or the same as the price paid in the Offer or (iii) seek to effect one or more alternative transactions with or by SJW. We have not determined whether we would take any of the actions described above under such circumstances.

        The exact timing and details of any merger or other similar business combination involving SJW will necessarily depend upon a variety of factors, including the number of Shares we acquire pursuant to the Offer, and if and when any necessary approvals or waiting periods under the laws of the U.S. applicable to the purchase of Shares pursuant to the Offer or the Proposed Merger expire or are terminated or obtained, as applicable. Although we currently intend to complete the Proposed Merger, it is possible that, as a result of substantial delays in our ability to effect such a transaction, actions SJW may take in response to the Offer, information we obtain hereafter, changes in general economic or market conditions or in the business of SJW or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned, or may be proposed on different terms. We reserve the right not to complete a merger or other similar business combination with SJW or to propose such a transaction on terms other than those described above. Specifically, we reserve the right (i) to propose consideration in a merger or other similar business combination consisting of securities or a combination of cash and securities and (ii) to propose consideration in such a transaction having a value that is greater than or less than the amount referred to above.

        The foregoing discussion is not a complete statement of the DGCL and is qualified in its entirety by reference to the DGCL.

13.  Dividends and Distributions.

        If, on or after the date of this Offer to Purchase, SJW (i) splits, combines or otherwise changes the Shares or its capitalization, (ii) acquires Shares or otherwise causes a reduction in the number of Shares, (iii) issues, distributes to stockholders or sells additional Shares, or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (iv) discloses that it has taken such action, then, without prejudice to our rights under "The Offer—Section 14—Conditions of the Offer," we may make such adjustments in the Offer Price and other terms of the Offer and the Proposed Merger as we deem appropriate to reflect such split, distribution, combination or other change, including the number or type of securities offered to be purchased.

        If, on or after the date of this Offer to Purchase, SJW declares or pays any cash dividend on the Shares or other distribution on the Shares (other than one quarterly cash dividend in each quarterly period in an amount per share consistent with the amount for the first quarterly period of 2018, with record dates consistent with the record dates for such quarterly dividends in the fiscal year ending December 31, 2017), including without limitation any distribution of shares of any class or any other securities or warrants or rights, or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to us or our nominee or transferee on SJW's stock transfer records, then, subject to the provisions of "The Offer—Section 14—Conditions of the Offer," (i) the offer price may be reduced by the amount of any such cash dividends or cash distributions and (ii) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account, accompanied by appropriate documentation of transfer, or (b) at our direction, be exercised for our benefit, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by us in our sole discretion.

        In the event that we make any change in the offer price or other terms of the Offer, including the number or type of securities offered to be purchased, we will inform SJW's stockholders of this development and extend the expiration date of the Offer, in each case to the extent required by applicable law.

14.  Conditions of the Offer.

        Notwithstanding any other provision of the Offer, we will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer), pay for any Shares, and may terminate or amend the Offer, if before the Expiration Date any of the Minimum Tender Condition, the Termination Condition, the Section 203 Condition, the State Regulatory Condition, or the HSR Condition shall not have been satisfied, or if, at any time on or after the date of this Offer to Purchase and before the time of payment for such Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the Offer), any of the following conditions exist:

            (i)  Any Legal Restraint (as defined in the CTWS Merger Agreement) shall be in effect, or any suit, action or other proceeding that has been initiated by a Governmental Entity having jurisdiction over SJW, any Regulated SJW Subsidiary, California Water or any Regulated California Water Subsidiary shall be pending, in which such Governmental Entity seeks to impose, or has imposed, any Legal Restraint, in each case that, prevents, makes illegal or prohibits the consummation of the Offer, the Proposed Merger, or the other transactions contemplated by this Offer to Purchase (the "Illegality Condition");

           (ii)  since the date of the Offer, there shall have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to SJW that has not been ameliorated or cured such that a Material Adverse Effect no longer exists; and

          (iii)  California Water or any of its affiliates has entered into a definitive agreement or announced an agreement in principle with SJW providing for a merger or other similar business combination with SJW or any of its subsidiaries or the purchase of securities or assets of SJW or any of its subsidiaries pursuant to which it is agreed that the Offer will be terminated, or reached any other agreement or understanding pursuant to which it is agreed that the Offer will be terminated.

        For the purposes of this Offer, the following terms shall have the respective meanings assigned to them below:

          (a)   "Governmental Entity" means a relevant federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or regulatory commission or other governmental authority or instrumentality, whether domestic, foreign or supranational.

          (b)   "Judgment" means any judgment, order or decree of a Governmental Entity or arbitrator.

          (c)   "Law" means any statute, law (including common law), ordinance, rule, regulation or other binding legal requirement, including the rules and regulations of the NYSE or the NASDAQ Global Select Market, as applicable.

          (d)   "Legal Restraints" means Law and Judgment, preliminary, temporary or permanent, issued by any court or tribunal of competent jurisdiction.

          (e)   "Material Adverse Effect" means, with respect to SJW, any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of SJW and its Subsidiaries, taken as a whole, excluding any fact, circumstance, effect, change, event or development to the extent that it results from or arises out of (i) changes or conditions generally affecting the industries in which SJW and any of its Subsidiaries operate, except to the extent such change or condition has a materially disproportionate effect on SJW and its Subsidiaries, taken as a whole, relative to others in the industries in which SJW and any of its Subsidiaries operate, (ii) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such condition has a materially disproportionate effect on SJW and its Subsidiaries, taken as a whole, relative to others in the industries in which SJW and any of its Subsidiaries operate, (iii) any failure, in and of itself, by SJW to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (iv) the commencement of the Offer or the public announcement, pendency or performance of the Offer or any of the other transactions contemplated by this Offer to Purchase, including the impact thereof on the relationships, contractual or otherwise, of SJW or any of its Subsidiaries with employees, labor unions or other similar organizations, customers, suppliers or partners, (v) any change, in and of itself, in the market price or trading volume of SJW's securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vi) any change in applicable Law or United States generally accepted accounting principles (or authoritative interpretation thereof), except to the extent such change has a materially disproportionate effect on SJW and its Subsidiaries, taken as a whole, relative to others in the industries in which SJW and any of its Subsidiaries operate, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the Offer, except to the extent such effect has a materially disproportionate effect on SJW and its Subsidiaries, taken as a whole, relative to others in the industries in which SJW and any of its Subsidiaries operate, (viii) the occurrence of natural disasters, force majeure events or weather conditions adverse to the business being carried on by SJW, California Water or any of their respective Subsidiaries, (ix) any proceeding brought or threatened by shareholders of California Water or stockholders of SJW (whether on behalf of SJW, the Purchaser, California Water or otherwise) asserting allegations of breach of fiduciary duty relating to the Offer or otherwise arising out of or relating to the Offer, the Proposed Merger and the other transactions contemplated by this Offer to Purchase or violations of securities Laws in connection therewith, (x) changes in interest or currency exchange rates, or (xi) any actions required to be taken pursuant to the express terms of the Offer.

          (f)    "Person" means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

          (g)   "Regulated SJW Utility" means San Jose Water Company and SJWTX, Inc. (dba Canyon Lake Water Service Company).

          (h)   "Regulated California Water Utility" means Cal Water, New Mexico Water, Washington Water, and Hawaii Water.

          (i)    "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

        The foregoing conditions are for the sole benefit of California Water, the Purchaser and their affiliates and may be asserted by us in our discretion regardless of the circumstances giving rise to any such conditions or may be waived by us in our discretion in whole or in part at any time or from time to time before the Expiration Date. We expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer. Our failure at any time to exercise our rights under any of the foregoing conditions shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.

        Consummation of the Offer is not conditioned upon any financing arrangements or subject to a financing condition.

15.  Certain Legal Matters; Regulatory Approvals; Appraisal Rights.

        General.    Based on our examination of publicly available information filed by SJW with the SEC and other publicly available information concerning SJW, we are not aware of any governmental license or regulatory permit that appears to be material to SJW's business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under "Other State Takeover Statutes," such approval or other action will be sought. Except as described below under "Antitrust" and "Other Regulatory Approvals," there is, however, no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions), or that, if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to SJW's business or certain parts of SJW's business might not have to be disposed of, any one of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in "The Offer—Section 14—Conditions of the Offer."

        Delaware Business Combination Statute.    SJW is subject to the provisions of Section 203, which imposes certain restrictions on business combinations involving SJW. For a discussion of the provisions of Section 203, see "The Offer—Section 12—Purpose of the Offer and the Proposed Merger; Plans for SJW; Statutory Requirements; Approval of the Proposed Merger."

        Other State Takeover Statutes.    A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. SJW, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Proposed Merger other business combination between us or any of our affiliates and SJW, and we have not made efforts to comply with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Proposed Merger or other business combination, we believe that there are reasonable bases for contesting such laws.

        If any government official or third party seeks to apply any state takeover law to the Offer or any merger or other business combination between us or any of our affiliates and SJW, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes are applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that they are inapplicable or invalid as applied to the Offer or any such merger or other business combination, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See "The Offer—Section 14—Conditions of the Offer."

        Antitrust.    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

        Pursuant to the requirements of the HSR Act, we plan to file a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, 15 days following the filing of a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC, unless such 15th day is a Saturday, Sunday or other legal public holiday, in which case the waiting period will expire at 11:59 p.m., New York City time, on the next regular business day. However, before such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from us. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, 10 days after our substantial compliance with such request. Thereafter, such waiting period can be extended or the Offer enjoined only by court order.

        Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting periods under the HSR Act. See "The Offer—Section 14—Conditions of the Offer." If our acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, or by any other antitrust regulator, the Offer may, but need not, be extended.

        At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of our or SJW's substantial assets. Private parties and individual states may also bring legal action under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "The Offer—Section 14—Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to certain governmental actions.

  Other Regulatory Approvals

        The California Public Utilities Code requires CPUC approval before a utility may sell the whole of its system, and before any person shall "merge, acquire, or control either directly or indirectly any public utility organized and doing business" in California. Both California Water and SJW would jointly file an application for the Offer and the Proposed Merger. The CPUC will review the transaction to determine whether the transaction will be "adverse to the public interest." Because SJW is the parent of a Texas water utility, approval of the TPUC will also be required for the Offer and the Proposed Merger. The Texas Codes require TPUC approval of any "sale, transfer, merger, consolidation, acquisition, lease, or rental" of a water utility. California Water delivered a letter to the SJW Board requesting, among other things, that SJW cooperate with California Water to promptly deliver the necessary applications with the CPUC and TPUC to commence the review process.

        Appraisal Rights.    You do not have appraisal rights as a result of the Offer. However, if the Proposed Merger is consummated, stockholders of SJW who do not tender their Shares in the Offer, continue to hold Shares at the time of consummation of the Proposed Merger, neither vote in favor of the Proposed Merger nor consent thereto in writing and who otherwise comply with the applicable statutory procedures under Section 262 of the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger) and to receive payment of such fair value in cash, together with interest (all such Shares, collectively, the "Dissenting Shares"). Since appraisal rights are not available in connection with the Offer, no demand for appraisal under Section 262 of the DGCL may be made at this time. Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than, or the same as, the price per Share paid pursuant to the Offer or the consideration paid in the Proposed Merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer.

        If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its, his or her rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Proposed Merger.

        Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. We recommend that any SJW stockholders wishing to pursue appraisal rights with respect to the Proposed Merger consult their legal advisors.

        Any merger or other similar business combination with SJW would also have to comply with any applicable U.S. federal law. In particular, unless the Shares were deregistered under the Exchange Act prior to such transaction, if such merger or other business combination were consummated more than one year after termination of the Offer or did not provide for stockholders to receive cash for their Shares in an amount at least equal to the Offer Price, we may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning SJW and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction be filed with the SEC and distributed to such stockholders prior to consummation of the transaction.

16.  Legal Proceedings.

        We are not aware of any legal proceedings relating to this Offer to Purchase.

17.  Fees and Expenses.

        We have retained Innisfree M&A Incorporated to act as the Information Agent and Computershare Trust Company, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by e-mail, mail, telephone and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

        We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.  Miscellaneous.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of California Water or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner described in "The Offer—Section 9—Certain Information Concerning California Water and the Purchaser" of this Offer to Purchase.

 SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF CALIFORNIA WATER AND THE PURCHASER

Directors and Executive Officers of California Water

        The name, present principal occupation or employment, and material occupations, positions, offices or employment for the past five (5) years of each director and executive officer of California Water are set forth below. The business address of each director and officer is care of California Water, 1720 North First Street, San Jose, California 95112. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with California Water. All directors and officers listed are citizens of the United States.

Board of Directors

Name	Present Principal Occupation or Employment and Five-Year Employment History
Gregory E. Aliff	Director. Mr. Aliff is the former Vice Chairman and Senior Partner of U.S. Energy & Resources at Deloitte LLP, a global provider of professional services, where he began his distinguished career nearly four decades ago. From 2012 until his retirement in 2014, Mr. Aliff led Deloitte's Sustainability Services practice, which focused on water and energy management. He currently serves as a director on the board of SCANA Corporation and as a director for Grid Alternatives, a non-profit organization.
Terry P. Bayer

Director. Ms. Bayer is a mediator, and is the former Chief Operating Officer (COO) for Molina Healthcare, Inc., a managed care company that provides solutions to meet the healthcare needs of low-income individuals and families who participate in government programs, including Medicaid, Medicare, and Marketplace. She held that position from 2005 until her retirement in February 2018.

Edwin A. Guiles	Director. Mr. Guiles has been a director of Cubic Corporation since 2008. Mr. Guiles is also past chairman of the California Chamber of Commerce.
Martin A. Kropelnicki

President and Chief Executive Officer since September 1, 2013. Formerly, President and Chief Operating Officer (2012-2013), and Chief Financial Officer and Treasurer (2006-2012). He currently serves as a director on the board of Bay Area Council, a director for the California Foundation on the Environment and Economy, a member of the Silicon Valley Leadership Group, and a member of the National Association of Water Companies executive committee and board of directors.

Name	Present Principal Occupation or Employment and Five-Year Employment History
Thomas M. Krummel, M.D.

Director. Dr. Krummel is the Emile Holman and Chair Emeritus of the Department of Surgery at Stanford University School of Medicine. A leader in his field, he has been honored with the Henry J. Kaiser Family Foundation Award for Excellence in Clinical Teaching; the John Austin Collins, M.D. Memorial Award for Outstanding Teaching and Dedication to Resident Training; and the Lucile Packard Children's Hospital Recognition of Service Excellence. He is currently Chair of the Board of Directors at The Fogarty Institute for Innovation and serves as a Director of The Morgridge Institute for Research—University of Wisconsin.

Richard P. Magnuson

Director. Mr. Magnuson is a private venture capitalist and is lead director. From 1984 to 1996, he was a general partner of Menlo Ventures, a venture capital firm. He has served on the boards of the following public companies: Rogue Wave Software (acquired by Quovadx), IKOS Systems, Inc. (acquired by Mentor Graphics), and OrCAD, Inc. (acquired by Cadence Design Systems). He has also served on the boards of several other privately held companies in the past.

Peter C. Nelson

Chairman of the Board. Mr. Nelson has a strong record of operational and strategic leadership in the public utility business, including his 17-plus years of experience as the former President & CEO of California Water until 2013. He is a director of the California Chamber of Commerce and a past president of the National Association of Water Companies (NAWC). An engineer by training with a graduate degree in business administration, he gained extensive senior executive experience at Pacific Gas & Electric Company. He has a vast understanding of the water industry from his role as the former President & CEO of the Group and from his leadership roles representing the water profession nationally at NAWC as well as in California at the State Chamber of Commerce.

Carol M. Pottenger

Director. Ms. Pottenger is principal and owner of CMP Global LLC, which provides consulting services in business development, process improvement, corporate governance, strategic planning, and cyber and information systems, which she founded and has owned since 2014. The first female three-star Admiral in American history to lead in a combat branch, Ms. Pottenger commanded two ships, a logistic force of 30 ships, a Japan-based strike-group of 8 ships, and the Expeditionary Force of 40,000 sailors during her 36 years in the U.S. Navy before retiring in 2013. She was also the senior U.S. Flag Officer responsible for military transformation and sensitive military topics such as counterterrorism and cyber security while on assignment with NATO. Ms. Pottenger also serves on various private, defense, and non-profit boards, including the U.S. Navy Memorial Foundation in Washington, D.C. and PricewaterhouseCoopers LLP Board of Partners and Principals

Name	Present Principal Occupation or Employment and Five-Year Employment History
Lester A. Snow

Director. Mr. Snow has served as Secretary of the California Natural Resources Agency, Director of the California Department of Water Resources, Regional Director of the U.S. Bureau of Reclamation, Executive Director of the CALFED Bay Delta Program, and General Manager of the San Diego County Water Authority. From March 2011 to September 2015, he served as Executive Director of the California Water Foundation, an initiative of the Resources Legacy Fund, and from September 2016 to December 2017, he served as a natural resource consultant for the Water Foundation. He currently serves on the board of the Klamath River Renewal Corporation.

Executive Officers

Name	Present Principal Occupation or Employment and Five-Year Employment History
Martin A. Kropelnicki	See "Board of Directors" above.
Thomas F. Smegal III

Vice President, Chief Financial Officer and Treasurer since October 1, 2012. Formerly, Vice President, Regulatory Matters and Corporate Relations (2008-2012), Manager of Rates (2002-2008), Regulatory Analyst (1997-2002), served as Utilities Engineer at the California Public Utilities Commission (1990-1997).

Paul G. Townsley

Vice President of Rates and Regulatory Matters since March 4, 2013. Formerly Divisional Vice President, Operations and Engineering for EPCOR Water USA (2012-2013), served as President of American Water Works Company subsidiaries in Arizona, New Mexico, and Hawaii (2007-2012), served as American Water Works Company's President, Western Region (2002-2007), held various other positions with Citizens Utilities Company (1982-2002).

Robert J. Kuta

Vice President of Engineering effective April 15, 2015. Formerly Senior Vice President of Operations Management Services, Water, Environmental and Nuclear markets for CH2M Hill (2006 to 2015), served as Western Region Vice President of Service Delivery and President of Arizona American Water Company (2001 to 2005), and held various management positions at Citizens Water Resource Company, Chaparral City Water Company, and Spring Creek Utilities (1993 to 2001).

Michael B. Luu

Vice President of Customer Service and Chief Information Officer effective January 1, 2017. Formerly Vice President of Customer Service and Information Technology (2013-2016), Acting California Water Service Company District Manager, Los Altos (2012-2013), Director of Information Technology (2008-2012), CIS Development Manager (2005-2008), held various other positions with California Water Service Company since 1999.

Name	Present Principal Occupation or Employment and Five-Year Employment History
Timothy D. Treloar

Vice President of Water Quality and Chief Utility Operations Officer effective January 1, 2017. Formerly Vice President of Operations and Water Quality (2013-2016), Director of Water Quality (2013), California Water Service Company District Manager, Bakersfield (2002-2013), Assistant District Manager (1997-2002), General Superintendent (1994-1997).

Ronald D. Webb

Vice President of Human Resources since August 11, 2014. Formerly Managing Director, Human Resources Partner for United Airlines (2006-2014), served as Vice President of Human Resources for Black & Decker Corporation (1995-2005), Human Resource Manager for General Electric Company (1990-1994), and held various labor relations positions for National Steel and Shipbuilding Company (1982-1989).

Lynne P. McGhee

Vice President and General Counsel since January 1, 2015. Formerly Corporate Secretary (2007-2014), Associate Corporate Counsel (2003-2014), and served as a Commissioner legal advisor and staff counsel at the California Public Utilities Commission (1998-2003).

David B. Healey

Vice President, Corporate Controller and Assistant Treasurer since January 1, 2015. Formerly Corporate Controller and Assistant Treasurer (2012-2014), Director of Financial Reporting (2009-2012), served as Subsidiary Controller for SunPower Corporation (2005-2009), Corporate Controller for Hall, Kinion & Associates, Inc. (1997-2005), held various other positions with Pacific Gas & Electric Company (1985-1997).

Shannon C. Dean

Vice President of Corporate Communications & Community Affairs since January 1, 2015. Formerly Director of Corporate Communications (2000-2014), held various corporate communications, government and community relations for Dominguez Water Company (1991-1999).

Michelle R. Mortensen

Corporate Secretary since January 1, 2015. Formerly Assistant Corporate Secretary (2014), Treasury Manager (2012-2013), Assistant to the Chief Financial Officer (2011), Regulatory Accounting Manager (2008-2010), held various accounting positions at Piller Data Systems (2006-2007), Hitachi Global Storage (2005), Abbot Laboratories (1998-2004), and Symantec (1998-2001).

Elissa Y. Ouyang

Chief Procurement and Lead Continuous Improvement Officer since March 1, 2016. Formerly, Interim Procurement Director (2013-2016), Acting District Manager—Los Altos (2013), Interim Vice President of Information Technology (2012-2013), Director of Information Technology—Architecture and Security (2008-2012), Business Application Manager (2003-2007), Project Lead/Senior Developer (2001-2003), held various business consulting positions at KPMG Consulting/BearingPoint (1998-2001), and RR Donnelley (1996-1998).

Name	Present Principal Occupation or Employment and Five-Year Employment History
Gerald A. Simon

Chief Safety and Emergency Preparedness Officer since March 1, 2016. Formerly, Director of Safety and Emergency Services (2015), Emergency Services Manager (2014), Emergency Services Coordinator (2013), served as Fire Chief for Oakland, CA (2008-2011) and (1999-2004), Fire Chief for Fort Lauderdale, FL (2006-2007), Fire Chief for Union City, CA (2005-2006), Fire Chief for Santa Clara, CA (1993-1999) held various other positions at Santa Clara Fire Department (1976-1999), and Fire Services Consultant (1985-2015).

Directors and Executive Officers of the Purchaser

        The name, present principal occupation or employment, and material occupations, positions, offices or employment for the past five (5) years of each director and executive officer of Waltz Acquisition Sub, Inc. are set forth below. The business address of each director and officer is care of California Water, 1720 North First Street, San Jose, California 95112. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with California Water. All directors and officers listed are citizens of the United States.

Board of Directors

Name	Present Principal Occupation or Employment and Five-Year Employment History
Peter C. Nelson	See "Schedule I—Directors And Executive Officers Of California Water Service Group and the Purchaser—Directors and Executive Officers of California Water—Peter C. Nelson."
Martin A. Kropelnicki	See "Schedule I—Directors And Executive Officers Of California Water Service Group and the Purchaser—Directors and Executive Officers of California Water—Martin A. Kropelnicki."
Lynne P. McGhee	See "Schedule I—Directors And Executive Officers Of California Water Service Group and the Purchaser—Directors and Executive Officers of California Water—Lynne P. McGhee."

Executive Officers

Name	Present Principal Occupation or Employment and Five-Year Employment History
Martin A. Kropelnicki	See "Schedule I—Directors And Executive Officers Of California Water Service Group and the Purchaser—Directors and Executive Officers of California Water—Martin A. Kropelnicki."
Thomas F. Smegal III	See "Schedule I—Directors And Executive Officers Of California Water Service Group and the Purchaser—Directors and Executive Officers of California Water—Thomas F. Smegal III."
Michelle R. Mortensen	See "Schedule I—Directors And Executive Officers Of California Water Service Group and the Purchaser—Directors and Executive Officers of California Water—Michelle R. Mortensen."
Paul G. Townsley	See "Schedule I—Directors And Executive Officers Of California Water Service Group and the Purchaser—Directors and Executive Officers of California Water—Paul G. Townsley."

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By Registered or Certified Mail, or Overnight Courier:

Computershare Trust Company, N.A.
Attn Corporate Actions Voluntary Offer
250 Royall Street, Suite V
Canton MA 02021

By First Class Mail:

Computershare Trust Company, N.A.
Attn Corporate Actions Voluntary Offer
P.O. Box 43011
Providence, RI 02940-3011

By Email:

CANOTICEOFGUARANTEE@computershare.com

This email address is only for the notice of guarantee delivery. Do not send password protected documents to this email address.

        Questions or requests for assistance may be directed to the Information Agent at its telephone number and/or address. Requests for copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and all other related materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at the Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833